                                                                    Exhibit 99.3


                                   ENFIN, INC.
                             6150 ENTERPRISE PARKWAY
                                SOLON, OHIO 44139


                                                                   June 29, 1998


Dear Shareholder:


         Recently, we mailed to you a Notice of a Special Meeting of Shareholders of Enfin, Inc. ("Enfin") to be held at the Radisson Hotel, I-271 and Chagrin Blvd., Cleveland, Ohio on July 29, 1998 at 10:00 a.m., and at any adjournments thereof (the "Special Meeting"). The purpose of the Special Meeting is to submit to shareholders for approval and adoption the Agreement and Plan of Merger dated as of April 1, 1998, between Second Bancorp Incorporated ("Second Bancorp") and Enfin (the "Agreement"), and the transactions contemplated thereby, including the merger of Enfin into Second Bancorp (the "Merger").


         The transactions contemplated by the Agreement also include, for purposes of Ohio law, the "control share acquisition" by Second Bancorp of more than a majority of the voting power of Enfin. Such control share acquisition will occur by operation of law on the effective date of the Merger. A PECULIARITY OF OHIO LAW REQUIRES A SEPARATE VOTE OF SHAREHOLDERS OF ENFIN ON THE CONTROL SHARE ACQUISITION BY SECOND BANCORP.

         Accordingly, we have enclosed a Notice of a SEPARATE SPECIAL MEETING to be convened immediately before the Special Meeting for the purpose of submitting the control share acquisition by Second Bancorp of more than a majority of the voting power of Enfin to the shareholders of Enfin for approval (the "Control Share Acquisition Special Meeting"). Such control share acquisition must be approved by a majority of the voting power of Enfin represented in person or by proxy at the Control Share Acquisition Special Meeting and a majority of such voting power, excluding any Enfin common shares owned by an officer of Enfin or by any director of Enfin who is also an employee of Enfin and excluding certain other Enfin Common Shares.


         As a result of the foregoing, THE ENCLOSED NOTICE IS SUBMITTED TO YOU IN ADDITION TO THE NOTICE MAILED SEPARATELY TO YOU. PLEASE NOTE THAT THE ENCLOSED WHITE PROXY WITH RESPECT TO THE CONTROL SHARE ACQUISITION SPECIAL MEETING IS SEPARATE FROM AND IN ADDITION TO THE BLUE PROXY ENCLOSED IN THE SEPARATE MAILING RELATED TO THE SPECIAL MEETING.



                  PLEASE RETURN, THEREFORE, TWO PROXIES,
                  ONE BLUE PROXY FOR THE SPECIAL MEETING AND
                  ONE WHITE PROXY FOR THE CONTROL SHARE
                  ACQUISITION MEETING.


         If you have any questions about the foregoing, please call S. Casamento, Chief Financial Officer of Enfin, at (440) 498-1220.


                                         Very truly yours,


                                         Frank S. Wade, Chief Executive Officer